Exhibit (99.1)

INDIANAPOLIS, IN, August 15, 2005 — Praxair Surface Technologies, Inc., a subsidiary of Praxair, Inc. (NYSE:PX), announced today that it will raise list prices on its line of Proline™ and Trio™ laser engraved ceramic coated anilox rolls, sleeves and other related products an average of 3 percent to 5 percent, depending on the product type and specific contract terms.  In addition, Praxair Surface Technologies will reduce price discounts to its global distribution network as contracts permit. These price changes will become effective on August 15, 2005, or as contract terms permit.

Pricing has been revised in response to raw material surcharges and due to higher production, labor, energy and distribution costs.

Praxair Surface Technologies, Inc., supplies a variety of surface coatings that provide wear, corrosion and temperature protection.  In addition, Praxair has been providing leading-edge anilox roll technology to the flexographic printing and converting industries for more than two decades.  Praxair also supplies surface-engineered solutions to a wide range of other markets, including pulp and paper, aerospace, automotive, and petroleum.

Praxair, Inc., is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion.  The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.Praxair.com or Praxair.com/surfacetechnologies.